EXHIBIT 99.01

Company Contact:	Investor Contact:
Bradley E. Larson	Neil Berkman Associates
Chief Executive Officer	(310) 826-5051
www.readymixinc.com	info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE

Ready Mix Inc. Reports First Quarter Net Income Increased
to $0.26 Per Share Versus $0.10 on 47% Revenue Gain
     LAS VEGAS, NEVADA, May 15, 2006 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the quarter ended March 31, 2006. “It was a great quarter for Ready Mix, highlighted by 47% revenue growth and an increase in net income to $0.26 per diluted share from $0.10 per diluted share for the first quarter of 2005. Bolstered by abnormally dry and mild weather in what is typically the seasonally slowest quarter of the year in the ready mix concrete business, our first quarter performance also is a testament to the continued strength of our core Las Vegas and Phoenix markets and to the progress we are making in building our company for the future,” said Chief Executive Officer Brad Larson.
     “Our sales team has done a good job in expanding our commercial/industrial and public works business to offset a slowing in residential activity in the Phoenix market. Residential demand in Las Vegas remains strong. We also made solid progress in our capacity expansion program. We plan to begin producing concrete at one of our new locations near Las Vegas by the end of the current quarter, and expect this site to turn profitable by the end of 2006. We also expect to begin batching concrete at our new southwest Phoenix site later this summer,” Larson added.
First Quarter Results
     For the three months ended March 31, 2006, revenue increased 47% to $21.1 million from $14.3 million for the same period of 2005, driven by a 29% increase in total cubic yards of concrete sold and a 16% increase in average selling price. “Mild weather and increased delivery capacity provided by the new mixer trucks we added to our fleet during 2005 contributed to these gains,” Larson explained.
     Gross margin improved to 12.6% for this year’s first quarter from 7.6% a year earlier, as this year’s unusually favorable weather conditions increased the number of days available to sell ready mix concrete compared to the first quarter of 2005, which experienced abnormally wet weather.
     Net income for the first quarter of 2006 increased to $1.0 million, or $0.26 per diluted share based on approximately 3.9 million diluted weighted average common shares outstanding. This compares to net income for the first quarter of 2005 of $0.2 million, or $0.10 per diluted share based on approximately 2.0 million diluted weighted average common shares outstanding. The increase in the number of shares was the result of RMI completing an initial public offering of approximately 1.8 million shares of its common stock during 2005.
     At March 31, 2006, RMI reported working capital of approximately $12.4 million, including cash and cash equivalents of $10.2 million, a current ratio of 2.1-to-1, and total stockholders’ equity of $25.0 million.
(more)
3430 East Flamingo • Suite 100 • Las Vegas, Nevada 89121-5018 • (702) 433-2090 • Fax (702) 433 0189

Ready Mix Inc. Reports First Quarter Net Income Increased to $0.26 Per Share Versus $0.10 on 47% Revenue Gain
May 15, 2006
Page Two
Conference Call
     Ready Mix has scheduled a conference call at 11:00 a.m. ET on Monday, May 15, 2006. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.ReadyMixInc.com or at www.CompanyBoardroom.com. A replay will be available after 1:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21291365 after 1:00 p.m. ET.
About Ready Mix, Inc.
     RMI has provided ready-mix concrete products to the construction industry since 1997. At March 31, 2006, RMI was operating two batch plants in the Las Vegas metro area, one in Moapa, Nevada, and two in Phoenix. The Company also operates two sand and gravel crushing and screening facilities that provide raw materials for its Las Vegas and Moapa concrete plants. RMI deploys a fleet of 165 mixer trucks to deliver its ready-mix concrete to customer job sites in Phoenix and Las Vegas.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2005.
(tables attached)

READY MIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2006	2005
Revenue:
Revenue	$21,024,588	$13,973,851
Revenue — related parties	106,936	357,646

Total revenue	21,131,524	14,331,497

Cost of revenue	18,458,566	13,249,447

Gross profit	2,672,958	1,082,050

General and administrative expenses	1,136,671	712,861

Income from operations	1,536,287	369,189

Other income (expense):
Interest income	92,898	6,359
Interest expense	(29,286)	(68,086)
Other income	5,801	2,840

	69,413	(58,887)

Income before income taxes	1,605,700	310,302
Income tax expense	589,988	111,709

Net income	$1,015,712	$198,593

Basic net income per common share	$0.27	$0.10

Diluted net income per common share	$0.26	$0.10

Basic weighted average common shares outstanding	3,807,500	2,025,000

Diluted weighted average common shares outstanding	3,866,588	2,025,000

READY MIX, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$10,238,452	$12,110,417
Accounts receivable, net	11,135,024	8,502,504
Inventory	694,681	604,906
Prepaid expenses	1,050,404	1,114,001
Deferred tax asset	192,240	184,591

Total current assets	23,310,801	22,516,419

Property and equipment, net	21,162,000	17,049,210
Refundable deposits	554,141	341,165

Total assets	$45,026,942	$39,906,794

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$5,615,864	$4,146,636
Accrued liabilities	1,624,013	1,735,287
Notes payable	1,989,758	1,670,643
Obligations under capital leases	476,274	468,972
Due to affiliate	596,898	84,810
Income tax payable	587,151	224,514

Total current liabilities	10,889,958	8,330,862

Notes payable, less current portion	7,238,140	5,625,360
Obligations under capital leases, less current portion	133,104	254,946
Deferred tax liability	1,729,472	1,729,472

Total liabilities	19,990,674	15,940,640

Stockholders’ equity:
Preferred stock -$.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock -$.001 par value; 15,000,000 shares authorized, 3,807,500 issued and outstanding	3,808	3,808
Additional paid-in capital	17,686,867	17,632,465
Retained earnings	7,345,593	6,329,881

Total stockholders’ equity	25,036,268	23,966,154

Total liabilities and stockholders’ equity	$45,026,942	$39,906,794